Exhibit 99.1

Orthofix, International N.V. 3451 Plano Parkway Lewisville, TX 75056 USA Tel 214 937 2000 Orthofix.com
News Release
CONTACT:
Mark Quick	Denise Landry
Investor Relations	Media Relations
Tel 214 937 2924	Tel 214 937 2529
markquick@orthofix.com	deniselandry@orthofix.com

Orthofix Announces Agreement to Acquire Spinal Kinetics

Transaction to expand Orthofix’s Spine Fixation portfolio with innovative artificial disc designed to restore natural and physiologic motion to the spine.

LEWISVILLE, TX. – March 15, 2018 – Orthofix International N.V. (NASDAQ:OFIX), a global medical device company focused on musculoskeletal healing products and value-added services today announced that it has entered into a definitive agreement to acquire Spinal Kinetics Inc., a privately held developer and manufacturer of artificial cervical and lumbar discs. Terms of the agreement include $45 million in cash closing consideration plus up to $60 million in contingent milestone payments related to U.S. Food and Drug Administration approval of the M6-C cervical disc and the achievement of trailing twelve-month sales targets of $30 million and $50 million.

“The Spinal Kinetics M6™ artificial discs will further strengthen Orthofix’s product portfolio by filling a strategic gap in our Spine Fixation product line. This technology is a significant advancement in mimicking the natural motion of the spine, which we believe will be very beneficial to patients and well received by our surgeon customers,” said Orthofix President and Chief Executive Officer, Brad Mason. “This acquisition is very well aligned with our value creation strategy of accelerating topline growth by investing in faster growing market segments in our core businesses. In addition, we expect this news will energize our sales force and be attractive to potential new sales talent.”

Spinal Kinetics manufactures and distributes the M6-C cervical and M6-L lumbar artificial discs for patients suffering from degenerative disc disease (DDD) of the spine. These unique discs are designed to mimic the anatomic structure of a natural disc by incorporating an artificial visco-elastic nucleus and fiber annulus. This allows for six degrees of motion, similar to a natural disc.

“Artificial disc replacement is increasingly being indicated as the superior surgical solution to the traditional spinal fusion because it maintains normal motion of the spine and in many cases lessens the chance of future surgery. However, the designs of the first-generation artificial discs, much like total hip replacement, were based on the ball-and-socket concept which does not take into account the natural compression of the native disc,” said Dr. Richard D. Guyer, orthopedic spine surgeon and Chairman of the Texas Back Institute Research Foundation in Dallas and an investigator in the “Restore” U.S. clinical trial sponsored by Spinal Kinetics. “The M6 disc is designed out of materials to mimic the biomechanics of a normal disc including axial compression, flexion-extension, lateral bending, translation and axial rotation in order to provide patients with a more natural range of motion.”

The M6 artificial discs currently have CE Mark approval for distribution in the European Union and other international geographies. They are not available for commercial distribution in the U.S. Spinal Kinetics has submitted a PMA to the U.S. Food and Drug Administration in order to gain U.S. market approval for the M6-C cervical disc to treat single level cervical DDD. Internationally, there have been more than 54,000 implants of the M6-C and M6-L since the products were first launched in 2006.

Orthofix, Inc.

3451 Plano Parkway

Lewisville, TX 75056 USA

Tel   214 937 2000

Orthofix.com

“We look forward to becoming a part of the Orthofix team,” said Tom Afzal, President and CEO of Spinal Kinetics. “Joining forces gives us the opportunity to bring together Spinal Kinetics’ proven innovative technology with Orthofix’s regulatory, market development, distribution and commercial expertise as we work to broaden the availability of these devices and ultimately prepare for U.S. commercialization.”

Orthofix estimates the artificial disc market in 2017 to be over $325 million worldwide and $200 million in the U.S., with double-digit growth expected for many years. Also, Orthofix anticipates that the momentum created from the addition of the M6 disc to the Orthofix spine fixation portfolio will generate pull-through revenue of other Orthofix products and position the company for market share gains in the $5.4 billion U.S. spine hardware market.

The transaction is anticipated to close in the second quarter of 2018, subject to customary closing conditions. Orthofix expects the acquisition to not only add revenue in 2018, but also increase its organic revenue growth rate in 2019 and beyond. The company also expects the deal to be slightly accretive to the Company’s non-GAAP diluted earnings per share and adjusted EBITDA within 12 months of PMA approval in the U.S. and further accretive thereafter.

In connection with the transaction, Canaccord Genuity is acting as a financial advisor to Spinal Kinetics.

Orthofix Conference Call

Orthofix will conduct a conference call on Thursday March 15 at 4:00 p.m. Central time (5:00 p.m. Eastern time). An overview of the transaction will be provided during the call. The investor presentation is viewable on Orthofix’s U.S. corporate home page or ir.orthofix.com. Interested parties may access the conference call by dialing (844) 809-1992 in the U.S. and (612) 979-9886 outside the U.S., and referencing the conference ID 7493218. A replay of the call will be available for two weeks by dialing (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and entering the conference ID 7493218.

About Orthofix

Orthofix International N.V. is a global medical device company focused on musculoskeletal healing products and value-added services. The Company’s mission is to improve patients' lives by providing superior reconstruction and regenerative musculoskeletal solutions to physicians worldwide. Headquartered in Lewisville, Texas, the Company has four strategic business units: BioStim, Extremity Fixation, Spine Fixation, and Biologics. Orthofix products are widely distributed via the Company's sales representatives and distributors. For more information, please visit www.orthofix.com.

About Spinal Kinetics Inc.

Founded in 2003, Spinal Kinetics is a privately held medical device company focused on partnering with spine surgeons to develop innovative and practical motion preservation systems for treating degenerative diseases of the spine. The M6-C cervical and M6-L lumbar artificial discs have rapidly established themselves among the leading artificial discs available due to the unique biomechanical properties that replicate the motion of a natural disc and the positive clinical outcomes for patients. The company is located in Sunnyvale, California. For more information about Spinal Kinetics or the M6 Artificial Disc, please visit spinalkinetics.com.

Forward Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the estimates, projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries, Spinal Kinetics and their respective companies’ product portfolios, are based on Orthofix management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to risks, including the possibility that the deal might not close, difficulties commercializing Spinal Kinetics’ products and integrating their product lines into Orthofix’s business, inaccuracies in Orthofix’s estimates and projections of future product sales, including the current and future size of the worldwide and U.S. artificial disc market, FDA and regulatory approval risks, and other risks described in the "Risk Factors" section of our 2017 Annual Report on Form 10-K, as well as in other reports that we file in the future. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release.